Acknowledgment Letter





  The Board of Directors
  Life Re Corporation

  We are aware of the incorporation by reference in the Registration Statements (Form S-8s: Numbers 33-54138, 33-80251, and 33-80737)
  pertaining to The Life Re Corporation Stock Investment Plan, The Life Re Corporation Stock Option Plan and The Life Re Corporation 1993 Non-Employee Directors Stock Option Plan, respectively, of our report dated May 1, 1997 relating to the unaudited condensed consolidated interim financial statements of Life Re Corporation that are included in its Form 10-Q for the quarter ended March 31, 1997.

  Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of these registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.





                                  /s/ ERNST & YOUNG LLP

  Stamford, Connecticut
  May 1, 1997